Exhibit 4.2

$650,000,000

4.350% SENIOR NOTES DUE 2030

LABORATORY CORPORATION OF AMERICA HOLDINGS

as

Issuer

AND

LABCORP HOLDINGS INC.

as

Guarantor

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as

Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF September 23, 2024

i

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 23, 2024, among Laboratory Holdings Inc., a Delaware corporation (or its permitted successor) (“Parent Guarantor”), its wholly owned subsidiary, Laboratory Corporation of America Holdings, a Delaware corporation (or its permitted successor) (the “Company”), and U.S. Bank Trust Company, National Association, as Trustee under the Indenture (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 23, 2024;

WHEREAS, the Company and the Parent Guarantor propose to create under the Indenture a new series of the Company’s Securities in the form of senior notes to be designated as the 4.350% Senior Notes due 2030, fully and unconditionally guaranteed by the Parent Guarantor;

WHEREAS, Section 2.01 of the Indenture provides that at or prior to the issuance of any Securities within a series, the terms of the series of Securities shall be established by a supplemental indenture or an Officer’s Certificate pursuant to authority granted under resolutions of the Board of Directors of the Company;

WHEREAS, the Company and the Parent Guarantor desire to provide for the establishment of a series of Securities under the Indenture, and the form of and terms thereof as hereinafter set forth; and

WHEREAS, the Company and the Parent Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture and all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding agreement of the Company and the Parent Guarantor have been done or performed.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Parent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE 1

RELATION TO INDENTURE; DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01. Scope of Supplemental Indenture. The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes (as defined below) and shall not apply to any other Securities that may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall supersede any corresponding provisions in the Indenture.

Section 1.02. Relation To Indenture. This Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.03. Definitions. For all purposes of this Supplemental Indenture, the following terms shall have the respective meanings set forth in this Section.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary of the Company or (ii) assumed in connection with the acquisition of assets by such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, as the case may be. For purposes of Section 4.03 hereof, any Acquired Indebtedness shall not be deemed to have been incurred until 270 days from the date (A) the Person obligated on such Acquired Indebtedness becomes a Subsidiary of the Company or (B) the acquisition of assets, in connection with which such Acquired Indebtedness was assumed, is consummated.

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction, an amount equal to the lesser of: (1) the fair market value of the property (as determined in good faith by the Company’s Board of Directors); and (2) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control, which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies.

“Capitalized Lease” means any obligation of a Person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP; provided that, for purposes of this definition only, “GAAP” shall mean GAAP as in effect as of November 25, 2019 and not as in effect from time to time.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change of Control” means the occurrence of any of the following:

(a)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and those of its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or a Subsidiary Guarantor that is a wholly owned Subsidiary of the Company;

(b)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(c)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or a Subsidiary Guarantor that is a wholly-owned Subsidiary of the Company, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(d)	the first day on which a majority of the members of the Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a wholly owned Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Voting Stock of the Company immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Consolidated Total Assets” means, with respect to any Person as of any date, the amount of total assets as shown on the consolidated balance sheet of such Person for the most recent fiscal quarter for which financial statements have been filed with the Commission, prepared in accordance with GAAP, and calculated on a Pro Forma Basis.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who:

(a)	was a member of such Board of Directors on the first date that any of the Notes were issued; or

(b)

was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Guarantee” refers to the guarantee by the Parent Guarantor of the Company’s obligations under the Indenture and this Supplemental Indenture related to the Notes, as defined in Section 2.10 of this Supplemental Indenture.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Notes” means the $650,000,000 4.350% Senior Notes due 2030 whose CUSIP is 50540R AZ5.

“Par Call Date” means March 1, 2030.

“Permitted Acquired Indebtedness” means any Acquired Indebtedness that remains outstanding following the expiration of a good faith offer by the Company or a Subsidiary of the Company obligated under such Acquired Indebtedness to acquire such Acquired Indebtedness, including, without limitation, an offer to exchange such Acquired Indebtedness for debt securities of the Company, on terms, which in the opinion of an independent investment banking firm of national reputation and standing, are consistent with market practices in existence at the time for offers of a similar nature; provided that the initial expiration date of any such offer shall be not later than the expiration of the 270-day period referred to in the definition of “Acquired Indebtedness”; provided further, that the amount of Acquired Indebtedness that shall constitute “Permitted Acquired Indebtedness” shall only be equal to the amount of Acquired Indebtedness that the Company or such Subsidiary of the Company has made an offer to acquire in accordance with the foregoing; and provided further, that the foregoing offer requirement shall not apply to Acquired Indebtedness in the form of Capitalized Leases.

“Permitted Indebtedness” means (a) Indebtedness outstanding on the first date of the issuance of the Notes; (b) intercompany Indebtedness or Preferred Stock to the extent owing to or held by the Company or a Subsidiary of the Company; (c) any Permitted Acquired Indebtedness; (d) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business; and (e) Indebtedness of any Subsidiary Guarantor; provided that if such Subsidiary shall cease to be a Subsidiary Guarantor, such Indebtedness will be treated as incurred at that time and will no longer constitute Permitted Indebtedness pursuant to this clause (e).

“Preferred Stock” means, with respect to any Person, any and all shares of preferred stock (however designated) issued by such Person, that is entitled to preference or priority over one or more series or classes of Capital Stock issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or on liquidation, whether now outstanding, or issued after the date hereof.

“Principal Property” means any real property and any related buildings, fixtures or other improvements located in the United States owned by the Company or its Subsidiaries (1) that is an operating property included in the list of principal properties in Item 2 (or any successor Item thereto) of the annual report on Form 10-K of the Parent Guarantor filed with the Commission for the most recently ended fiscal year, or is an operating property acquired subsequent to such filing that would have been included in such Item 2 if it had been owned prior to the date of such filing or (2) the net book value of which as of the end of the last fiscal quarter ending immediately prior to the date of determination exceeds 1% of the Consolidated Total Assets of the Company as of the same date.

“Pro Forma Basis” means, in connection with any calculation of compliance with covenants determined by reference to Consolidated Total Assets, the calculation thereof after giving effect on a pro forma basis to (a) any assumption, incurrence, repayment or other disposition of Indebtedness, (b) any acquisitions or dispositions that have been made by the Company or any of its Subsidiaries or any Person or any of its Subsidiaries acquired by the Company or any of its Subsidiaries and (c) any other event that materially impacts the calculation of Consolidated Total Assets, in each case, occurring subsequent to the date of the consolidated balance sheet used to calculate compliance and on or prior to the calculation date.

“Rating Agency” means:

(a)	each of Moody’s and S&P; and

(b)

if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Restricted Subsidiary” means any Subsidiary of the Company that owns a Principal Property.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of real or personal property that is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Restricted Subsidiary.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock,” as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Section 1.04. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

ARTICLE 2

THE SECURITIES

There is hereby established a series of Securities pursuant to the Indenture with the following terms:

Section 2.01. Title of the Securities. The series of Securities shall be designated the 4.350% Senior Notes due 2030 whose CUSIP is 50540R AZ5.

Section 2.02. Aggregate Principal Amount. The Notes shall be initially issued in an aggregate principal amount of $650,000,000 (not including the Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.05, 2.06, 2.07, 2.08, 3.07 or 9.04 of the Indenture) and additional Notes may be issued from time to time without notice to or consent of the Holders, provided that if the additional Notes are not fungible with the then-outstanding Notes for U.S. federal income tax purposes, the additional Notes shall have a separate CUSIP number.

Section 2.03. Maturity Date. The date on which the principal, and all accrued and unpaid interest on, the Notes is payable is April 1, 2030, subject to the provisions of the Indenture relating to acceleration.

Section 2.04. Ranking. The Notes shall be unsecured senior debt of the Company and shall rank on a parity with all other unsecured and unsubordinated Indebtedness of the Company.

Section 2.05. Interest. The Notes shall bear interest from September 23, 2024, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at a rate of 4.350% per annum, payable semi-annually on April 1 and October 1 of each year, commencing on April 1, 2025. The Company shall pay interest to the Person in whose name a Note is registered at the close of business on March 15 or September 15, as the case may be, preceding the Interest Payment Date. The Company shall compute interest on the basis of a 360-day year consisting of twelve 30-day months.

Section 2.06. Issuance Price. [Intentionally Omitted]

Section 2.07. Defeasance. The Notes shall be subject to defeasance under Section 10.02 of the Indenture, provided that for purposes of Sections 10.03(4) and (5) of the Indenture, the term “Securityholders” shall refer to the beneficial owners of the Notes.

Section 2.08. Form and Dating. (a) The Notes shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.

(b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Notes conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

(c) The Notes shall be issued in the form of fully-registered Global Securities. The Global Securities shall be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth in Section 2.11 of the Indenture, the Global Securities may be transferred, in whole and not in part, only by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor. In addition, the Company may at any time determine not to have the Notes represented by Global Securities, and, in such event, will issue Notes in certificated form in exchange for the Global Securities. In either instance, an owner of an interest in the Global Securities would be entitled to physical delivery of such Notes in certificated form. Notes so issued in certificated form shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof and shall be issued in registered form only.

Section 2.09. Conversion. The Notes shall not be convertible into any shares of common stock of the Company or other securities of the Company.

Section 2.10. Guarantees. (a) The Parent Guarantor hereby fully, unconditionally and irrevocably guarantees (the “Guarantee”) to each Holder of the Notes authenticated and delivered by the Trustee, and to the Trustee and its successors and assigns, the due and punctual payment of the principal of, premium, if any, and interest on the Notes, subject to any applicable grace period, whether at stated maturity, by acceleration, by redemption or otherwise, and the due and punctual performance of all other obligations of the Company, to the Holders or the Trustee under the Indenture and this Supplemental Indenture in accordance with the terms hereof and thereof. The Parent Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under the Indenture and this Supplemental Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to the Indenture, this Supplemental Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a guarantor; provided, however, that nothing contained herein shall be constituted to be a waiver by the Parent Guarantor of presentment or demand of payment or notice to the Parent Guarantor with respect to the Notes and the obligations evidenced thereby or hereby. The Parent Guarantor further waives any right of set-off or counterclaim it may have against registered owners of the Notes arising from any other obligations of the Parent Guarantor that any such registered owners may have. The Parent Guarantor covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Indenture, this Supplemental Indenture and the Notes.

The Parent Guarantor shall be subrogated to all rights of the registered owners of the Notes in respect of any amounts paid by the Parent Guarantor pursuant to the provisions of this Section 2.10; provided, however, that the Parent Guarantor shall be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation only after the principal of, premium, if any, and interest on the Notes and all other amounts owed to the registered owners of the Notes hereunder have been paid in full.

The Guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment of the principal of, premium, if any, or interest on the Notes or any other amounts owed to the registered owners of the Notes hereunder or thereunder is rescinded or must otherwise be returned by such registered owners upon the insolvency, bankruptcy or reorganization of the Parent Guarantor, the Company or otherwise, all as though such payment had not been made.

(b) The Parent Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of the Parent Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law or any similar federal or state law to the extent applicable to its Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Parent Guarantor hereby irrevocably agree that the obligations of the Parent Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Parent Guarantor that are relevant under such laws, result in the obligations of the Parent Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

(c) The terms of the Guarantee set forth in this Section 2.10 do not require the Parent Guarantor to evidence its Guarantee through any notation of the Guarantee endorsed by an Officer of the Parent Guarantor on each Note authenticated and delivered by the Trustee. This Supplemental Indenture will be executed on behalf of the Parent Guarantor by one of its Officers. The Guarantee set forth in this Section 2.10 will remain in full force and effect without any requirement to endorse on each Note a notation of the Note Guarantee. If an Officer of the Parent Guarantor whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates any Note, the Guarantee will be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof, will constitute due delivery of the Guarantee set forth in this Supplemental Indenture on behalf of the Parent Guarantor.

ARTICLE 3

OPTIONAL REDEMPTION

Section 3.01. Optional Redemption. Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption and (2) 100% of the principal amount of the Notes being redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of, which shall include accrued interest on, all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

Section 3.02. Notice of Redemption. At least 10 days but not more than 60 days before a date for redemption of the Notes, the Company shall mail or request the Trustee to mail, by first-class mail, or electronically deliver (or otherwise transmit in accordance with the Depositary’s procedures), a notice of redemption to each Holder of Notes to be redeemed at such Holder’s registered address.

The notice shall identify the Notes to be redeemed (including CUSIP numbers) and shall state:

(a) the redemption date;

(b) the redemption price (or the method of calculating such price);

(c) the name and address of the Paying Agent;

(d) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e) if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the Notes to be redeemed;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(g) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(h) any conditions precedent described in the second paragraph below.

Notice of redemption of the Notes to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request (which may be rescinded or revoked at any time prior the time at which the Trustee shall have given such notice to the Holders), by the Trustee in the name and at the expense of the Company. The notice, if sent in the manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or otherwise in accordance with the Applicable Procedures or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Notes.

Notice of any redemption of the Notes may, at the Company’s discretion, be given subject to one or more conditions precedent. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice (i) shall describe each such condition, (ii) shall state that, in the Company’s discretion, the redemption date may be postponed (including more than 60 days after the notice of redemption was delivered) until such time as any or all such conditions have been satisfied (or waived by the Company) and (iii) may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the redemption date. The Company shall notify Holders of any such rescission or postponement as soon as practicable after the Company determines that it will not be able to satisfy or otherwise waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. In addition, such notice may provide that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another person.

ARTICLE 4

ADDITIONAL COVENANTS

Section 4.01. Limitation on Liens. So long as any Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any Principal Property or shares of stock or Indebtedness of any Restricted Subsidiary to secure any Indebtedness, without effectively providing that the Notes shall (so long as such other Indebtedness shall be so secured) be equally and ratably secured.

The foregoing limitation does not apply to:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or the books of the Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or of such Restricted Subsidiary;

(f) Liens in existence on the first date of the issuance of the Notes;

(g) Liens arising in connection with trade letters of credit issued for the account of the Company or the account of a Restricted Subsidiary securing the reimbursement obligations in respect of such letters of credit, provided, that such Liens encumber only the property being acquired through payments made under such letters of credit or the documents of title and shipping and insurance documents relating to such property;

(h) Liens on intellectual property acquired by the Company or a Restricted Subsidiary (such as software) securing the obligation of the Company or the obligation of such Restricted Subsidiary to make royalty or similar payments to the seller of such intellectual property, provided, that such Liens encumber only the intellectual property to which such payments relate;

(i) any Lien upon any property or assets created at the time of the acquisition, purchase, lease, improvement or development of property or assets used or held by the Company or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such property or assets;

(j) any Lien upon any property or assets existing thereon at the time of the acquisition thereof (provided such Lien was not incurred in anticipation of such acquisition) by the Company or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by the Company or any Restricted Subsidiary);

(k) any Lien in favor of the Company or any Restricted Subsidiary;

(l) Liens in respect of judgments that do not constitute an Event of Default;

(m) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (f) through (l) or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such Lien does not extend to any other property and the Indebtedness so secured does not exceed the fair market value (as determined by the Board of Directors) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be; or

(n) any Lien securing any Indebtedness in an amount which, together with, without duplication, (i) all other Indebtedness secured by a Lien that is not otherwise permitted by the foregoing provisions, (ii) the Attributable Debt of any Sale and Leaseback Transaction that is not otherwise permitted under clauses (a) through (d) in Section 4.02, and (iii) any Indebtedness incurred by a Subsidiary of the Company pursuant to clause (c) in Section 4.03 does not at the time of the incurrence of the Indebtedness so secured exceed 10% of the Consolidated Total Assets of the Company.

Section 4.02. Limitation on Sale and Leaseback Transactions. So long as any Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(a) the Sale and Leaseback Transaction involves a lease for a term of not more than five years;

(b) the Sale and Leaseback Transaction is between the Company and a Subsidiary Guarantor or between Subsidiary Guarantors;

(c) the Company or a Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on such property or assets involved in such Sale and Leaseback Transaction without equally and ratably securing the Notes pursuant to Section 4.01;

(d) the cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value thereof or the debt attributable thereto and the Company applies an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Leaseback Transaction within 270 days of such sale to either (or a combination) of (x) the retirement (other than the mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of the long-term debt of the Company or the long-term debt of a Restricted Subsidiary (other than long-term debt that is subordinated to the Notes) or (y) the acquisition, purchase, improvement or development of other comparable property, including the acquisition of other businesses; or

(e) the Attributable Debt of the Sale and Leaseback Transaction is in an amount which, together with, without duplication, (i) all of the Attributable Debt of the Company and its Restricted Subsidiaries under this clause (e), (ii) all other Indebtedness secured by a Lien that is not otherwise permitted by the provisions of clauses (a) through (m) under Section 4.01, and (iii) any Indebtedness incurred by a Subsidiary of the Company pursuant to clause (c) in Section 4.03 does not at the time of such transaction exceed 10% of the Consolidated Total Assets of the Company.

Section 4.03. Limitation on Subsidiary Indebtedness and Preferred Stock. So long as any Notes are outstanding, the Company shall not cause or permit its direct or indirect Subsidiaries to incur, create, issue, assume or permit to exist any Indebtedness or Preferred Stock (other than Permitted Indebtedness) unless the amount of such Indebtedness or Preferred Stock, when taken together with, without duplication, (a) all other Indebtedness (other than Permitted Indebtedness) incurred pursuant to this Section 4.03, (b) all other Indebtedness secured by a Lien that is not otherwise permitted by the provisions of clauses (a) through (m) in Section 4.01, and (c) the Attributable Debt of any Sale and Leaseback Transaction that is not otherwise permitted by the provisions of clauses (a) through (d) in Section 4.02, does not at the time of the incurrence exceed the greater of (i) $2,041.7 million and (ii) 10% of the Consolidated Total Assets of the Company.

ARTICLE 5

OFFER TO REPURCHASE

Section 5.01. Offer to Repurchase. If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes as described in Section 3.01, the Company shall make an offer to each Holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offer to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 10 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company shall, to the extent lawful:

(a) accept for payment all Notes or portions of Notes properly tendered pursuant to its offer;

(b) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(c) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Successors and Assigns. All of the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by or on the behalf of the Company or the Parent Guarantor shall bind each of its successors and assigns, whether so expressed or not.

Section 6.02. Effectiveness. This Supplemental Indenture shall become effective upon its execution and delivery.

Section 6.03. Ratification of Indenture. The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 6.04. Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 6.05. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

Section 6.06. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 6.07. Electronic Signatures. All notices, approvals, consents, requests and any communications hereunder must be in writing, provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by a digital signature provider (as specified in writing to the Trustee by the authorized representative), in English. The Company and the Parent Guarantor agree to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 6.08. Electronic Communication. The Company and the Parent Guarantor may send notices and other communications hereunder by electronic mail. The Company and the Parent Guarantor agree that the Trustee cannot determine the identity of the actual sender of such communications and that the Trustee shall conclusively presume that communications that purport to have been sent by an authorized officer of the Company or the Parent Guarantor have been sent by such authorized officer. The Company and the Parent Guarantor shall be responsible for ensuring that only authorized officers transmit such communications to the Trustee, and the Company, the Parent Guarantor and the authorized officers are responsible for safeguarding the use and confidentiality of applicable user and authorization codes, passwords and authentication keys provided by the Trustee. The Trustee shall not be liable for any losses, costs, or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such communications notwithstanding such communications conflict or are inconsistent with a subsequent written communication. The Company and the Parent Guarantor agree (i) to assume all risks arising out of the use of electronic mail to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting communications to the Trustee and that there may be more secure methods of transmitting communications than the method(s) selected by the Company or the Parent Guarantor; (iii) that the security procedures (if any) to be followed in connection with its transmission of communications provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) that it will notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:	/s/ Sandra D. van der Vaart
Name: Sandra D. van der Vaart
Title: Executive Vice President, Chief Legal Officer, and Secretary

LABCORP HOLDINGS INC.

By:	/s/ Sandra D. van der Vaart
Name: Sandra D. van der Vaart
Title: Executive Vice President, Chief Legal Officer, and Secretary

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, Trustee

By:	/s/ Allison Lancaster-Poole
Name: Allison Lancaster-Poole
Title: Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

[FORM OF INITIAL NOTE]

EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.11 OF THE INDENTURE, THIS NOTE MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO THE DEPOSITARY, ANOTHER NOMINEE OF THE DEPOSITARY OR TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY

CUSIP No. 50540R AZ5

ISIN No. US50540RAZ55

No. [  ]

$[ ]

4.350% Senior Note due 2030

Laboratory Corporation of America Holdings, a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal amount set forth on Schedule I hereto on April 1, 2030.

Interest Payment Dates: April 1 and October 1, commencing on April 1, 2025.

Record Dates: March 15 and September 15.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank Trust Company, National Association, as Trustee, certifies that this is one of the Securities referred to in the Indenture.

By:
Authorized Signatory

Dated:

[FORM OF REVERSE OF NOTE]

4.350% Senior Note due 2030

1.	Indenture

This Note is one of a duly authorized series of debt securities of Laboratory Corporation of America Holdings, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), designated as the 4.350% Senior Notes due 2030 (the “Notes”) issued under an Indenture dated as of September 23, 2024 (the “Base Indenture”), between the Company and the Trustee, as supplemented by the First Supplemental Indenture dated September 23, 2024 (the “Supplemental Indenture,” and collectively with the Base Indenture, the “Indenture”), among the Company, Labcorp Holdings Inc., a Delaware corporation and the parent holding company of the Company (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Parent Guarantor”), and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are general unsecured obligations of the Company. The Notes are fully, unconditionally and irrevocably guaranteed by the Parent Guarantor under the Supplemental Indenture (the “Guarantee”). The Company shall be entitled, without notice to or consent of the Holders, to issue additional debt securities under the Indenture on the same terms and conditions as the Notes (except for the interest accrual date and first Interest Payment Date) in accordance with the Indenture. The Notes and any additional debt securities will be treated as a single series of debt securities for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Company and its Restricted Subsidiaries to create Liens on assets and engage in Sale and Leaseback Transactions. The Indenture also contains a covenant that limits the ability of the Company’s Subsidiaries from incurring Indebtedness or issuing Preferred Stock. These covenants are subject to important exceptions and qualifications.

2.	Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay interest semi-annually on April 1 and October 1 of each year, commencing on April 1, 2025. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 23, 2024. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Notes plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

4

3.	Method of Payment

The Company shall pay interest on the Notes (except Defaulted Interest) to the Persons who are Registered Holders of Notes at the close of business on the March 15 or September 15 next preceding the Interest Payment Date even if the Notes are canceled after the record date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company shall make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

4.	Paying Agent and Security Registrar

Initially, U.S. Bank Trust Company, National Association, a national banking association (the “Trustee”), will act as Paying Agent and Security Registrar. The Company may appoint and change any Paying Agent, Security Registrar or co-Security Registrar without notice. The Company or any of its domestically incorporated wholly owned Subsidiaries may act as Paying Agent, Security Registrar or co-Security Registrar.

5.	Optional Redemption

In accordance with Section 3.01 of the Indenture, the Notes are subject to redemption, in whole or in part, at any time and or from time to time, prior to March 1, 2030 (the “Par Call Date”), at the option of the Company, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption and (2) 100% of the principal amount of the Notes being redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

5

On or after the Par Call Date, the Notes are subject to redemption, in whole or in part, at any time and from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to the redemption date.

Notice of redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of, which shall include accrued interest on, all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

Notice of any redemption of the Notes may, at the Company’s discretion, be given subject to one or more conditions precedent. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice (i) shall describe each such condition, (ii) shall state that, in the Company’s discretion, the redemption date may be postponed (including more than 60 days after the notice of redemption was delivered) until such time as any or all such conditions have been satisfied (or waived by the Company) and (iii) may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the redemption date. The Company shall notify Holders of any such rescission or postponement as soon as practicable after the Company determines that it will not be able to satisfy or otherwise waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. In addition, such notice may provide that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another person.

For the purpose of the foregoing:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly

6

equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

6.	Offer to Repurchase

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes as described in paragraph 5 of the Note, the Company shall make an offer to each Holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offer to repurchase Notes on the payment date specified in the notice, which date shall be no earlier than 10 days and no later than

7

60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of this paragraph 6, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this paragraph 6 and all other provisions of the Indenture applicable to the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company shall, to the extent lawful:

i.	accept for payment all Notes or portions of Notes properly tendered pursuant to its offer;

ii.	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

iii.	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing:

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control, which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies.

8

“Change of Control” means the occurrence of any of the following:

(a)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and those of its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or a Subsidiary Guarantor that is a wholly owned Subsidiary of the Company;

(b)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(c)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or a Subsidiary Guarantor that is a wholly-owned Subsidiary of the Company, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(d)	the first day on which a majority of the members of the Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a wholly owned Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Voting Stock of the Company immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who:

(a)	was a member of such Board of Directors on the first date that any of the Notes were issued; or

(b)

was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

9

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means:

(a)	each of Moody’s and S&P; and

(b)

if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock,” as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

7.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of two thousand U.S. dollars ($2,000) principal amount or an integral multiple of one thousand U.S. dollars ($1,000) in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes or governmental charge in relation thereto or permitted by the Indenture. The Company shall not be required (i) to issue, exchange or register the transfer of any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding Notes of the same series and ending at the close of business on the day of such mailing, nor (ii) to register the transfer of or exchange any Notes of any series or portions thereof called for redemption.

8.	Persons Deemed Owners

The Registered Holder of this Note may be treated as the owner of it for all purposes.

10

9.	Unclaimed Money

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest on the Notes that remains unclaimed for two years, and, thereafter, Securityholders entitled to the money must look to the Company for payment as general creditors.

10.	Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company irrevocably deposits, or causes to be deposited, in trust with the Trustee money or Government Obligations, or a combination thereof, for the payment of principal and interest on the Notes to redemption or maturity, as the case may be and other conditions to defeasance are met.

11.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture with respect to the Notes and the Notes may be amended with the written consent of the Holders of not less than a majority in principal amount of the Notes outstanding and (ii) any default or noncompliance with any provision of the Indenture with respect to the Notes may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Notes.

Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee shall be entitled to amend the Indenture or the Notes to cure any ambiguity, defect or inconsistency, or to comply with Article V of the Base Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add additional covenants or to surrender rights and powers conferred on the Company or to add additional events of defaults or to add guarantees or to make any change that does not adversely affect the rights of any Securityholder in any material respect or to provide for the issuance of a new series of debt securities under the Indenture or to evidence the appointment of a successor Trustee.

12.	Defaults and Remedies

Under the Indenture, Events of Default for the Notes include (i) default for 30 days in payment of interest on the Notes; (ii) default in payment of principal on the Notes, upon redemption pursuant to paragraph 5 of the Notes, upon acceleration or otherwise; (iii) failure by the Company to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (iv) certain accelerations of other Indebtedness of the Company or any of its Subsidiaries if the amount accelerated (or so unpaid) is at least $200.00 million; (v) failure by the Company or any of its Subsidiaries to pay at maturity at least $200.00 million of other Indebtedness; and (vi) certain events of bankruptcy or insolvency with respect to the Company.

11

Securityholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture, the Notes or the Guarantee unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power with respect to the Notes. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

13.	Trustee Dealings with the Company and the Parent Guarantor

Subject to certain limitations imposed by the Act, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Parent Guarantor or its Affiliates with the same rights it would have if it were not Trustee.

14.	No Recourse Against Others

An incorporator, stockholder, officer or director, as such, of the Company, the Parent Guarantor or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture, or any obligations of the Parent Guarantor under the Guarantee or the Indenture, or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) manually signs the certificate of authentication on the other side of this Note.

16.	Abbreviations

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

17.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

12

18.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

13

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint    agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the face of this Note.

14

Option of Holder to Elect Purchase

The undersigned elects to have this Note or the portion hereof (which is in minimum denominations of $2,000 and integral multiples of $1,000 principal amount) designated below purchased by the Company upon a Change of Control Repurchase Event pursuant to paragraph 6 on the reverse of this Note:

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Principal amount to be purchased (if less than all): $    ,000

15

LABORATORY CORPORATION OF AMERICA HOLDINGS

4.350% SENIOR NOTE DUE 2030

No.	Schedule I*

Date	Principal amount of this Global Note	Notation
	$	Original issuance

*	To be attached to Global Note only.

16